Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

ARYx THERAPEUTICS, INC.

                The undersigned, a natural person (the “Sole Incorporator”), for the purpose of organizing a corporation to conduct the business and promote the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware hereby certifies that:

I.

                The name of this corporation is ARYX THERAPEUTICS, INC. (the “Corporation” or the “Company”).

II.

                The address of the registered office of the Corporation in the State of Delaware is 160 Greentree Drive, Suite 101, City of Dover, County of Kent, and the name of the registered agent of the Corporation in the State of Delaware at such address is National Registered Agents, Inc.

III.

The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

A.            This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.”  The total number of shares which the Corporation is authorized to issue is one hundred sixty-five million (165,000,000), ninety-five million nine hundred fifty thousand nine hundred seventy-five (95,950,975) shares of which shall be Common Stock (the “Common Stock”), each having a par value of one-tenth of one cent ($0.001) and sixty-nine million forty-nine thousand twenty-five (69,049,025) shares of which shall be Preferred Stock (the “Preferred Stock”), each having a par value of one-tenth of one cent ($0.001).

B.            The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company (voting together on an as-if-converted basis, with holders of shares of Common Stock not being entitled to vote separately as a class thereon irrespective of the provisions of Section 242(b)(2) of the DGCL).

C.            Seven hundred fifty-seven thousand five hundred seventy-six (757,576) of the authorized shares of Preferred Stock are hereby designated “Series A Preferred Stock” (the “Series A Preferred”).  Three hundred ninety-eight thousand four hundred ninety-three (398,493) of the authorized shares of Preferred Stock are hereby designated “Series B Preferred Stock” (the “Series B Preferred”). Seventeen million fifty-six thousand ninety-nine (17,056,099) of the authorized shares of Preferred Stock are hereby designated “Series C Preferred Stock” (the “Series C Preferred”). Thirty-three million eight hundred thirty-six thousand eight hundred fifty-seven (33,836,857) of the authorized shares of Preferred Stock are hereby designated “Series D Preferred Stock” (the “Series D Preferred”). Seventeen million (17,000,000)

of the authorized shares of Preferred Stock are hereby designated “Series E Preferred Stock” (the “Series E Preferred”).

D.            The rights, preferences, privileges, restrictions and other matters relating to the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred (collectively, the “Series Preferred”) are as follows:

1.             Dividend Rights.

a.             Holders of Series E Preferred, in preference to the holders of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred, and the holders of any other stock of the Company (the “Junior Stock”), shall be entitled to receive, when and as declared by the Board of Directors of the Company (the “Board”), but only out of funds that are legally available therefor, cash dividends in an amount equal to the greater of (i) five percent (5%) of the “ Series E Original Issue Price” (as hereinafter defined) per annum on each outstanding share of Series E Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), or (ii) the amount such holders of Series E Preferred would have received if such holders had converted such Series E Preferred immediately prior to the record date set by the Board for such dividends into the maximum number of shares of Common Stock issuable upon exercise of the Conversion Rights describe in Section 4 hereof.  After payment of the dividend to the holders of Series E Preferred described above, holders of Series D Preferred, in preference to the holders of Series A Preferred, Series B Preferred and Series C Preferred, and the Junior Stock, shall be entitled to receive, when and as declared by the Board, but only out of funds that are legally available therefor, cash dividends in an amount equal to the greater of (i) five percent (5%) of the “ Series D Original Issue Price” (as hereinafter defined) per annum on each outstanding share of Series D Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), or (ii) the amount such holders of Series D Preferred would have received if such holders had converted such Series D Preferred immediately prior to the record date set by the Board for such dividends into the maximum number of shares of Common Stock issuable upon exercise of the Conversion Rights describe in Section 4 hereof.  After payment of the dividend to the holders of Series E Preferred and Series D Preferred described above, holders of Series C Preferred, in preference to the holders of Series A Preferred and Series B Preferred, and the Junior Stock, shall be entitled to receive, when and as declared by the Board, but only out of funds that are legally available therefor, cash dividends in an amount equal to the greater of (i) five percent (5%) of the “Series C Original Issue Price” (as hereinafter defined) per annum on each outstanding share of Series C Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), or (ii) the amount such holders of Series C Preferred would have received if such holders had converted such Series C Preferred immediately prior to the record date set by the Board for such dividends into the maximum number of shares of Common Stock issuable upon exercise of the Conversion Rights describe in Section 4 hereof.  After payment of the dividend to the holders of the Series E Preferred, Series D Preferred and Series C Preferred described above, holders of Series A Preferred and Series B Preferred in preference to the holders of Junior Stock, shall be entitled to receive, when and as declared by the Board, but only out of funds that are legally available therefor, cash dividends in an amount equal to the greater of (i) five percent (5%) of the “Series A Original Issue Price” and the “Series B Original Issue Price” (each as hereinafter defined), respectively, per annum on each outstanding share of Series A Preferred and Series B Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), or (ii) the amount such holders of Series A Preferred and Series B Preferred would have received if such holders had converted such Series A Preferred and Series B Preferred immediately prior to the record date set by the Board for such dividends into the maximum number of shares of Common Stock issuable upon exercise of the Conversion Rights describe in Section 4 hereof.

The Original Issue Price of the Series A Preferred shall be thirty three cents ($0.33) (the “Series A Original Issue Price”), the Original Issue Price of the Series B Preferred shall be three dollars ($3.00) (the “Series B Original Issue Price”), the Original Issue Price of the Series C Preferred shall be one dollar forty-eight and one-half cents ($1.485) (the “Series C Original Issue Price”), the Original Issue Price of the Series D Preferred shall be one dollar and sixty-five and one-half cents ($1.655) (the “Series D Original Issue Price”) and the Original Issue Price of the Series E Preferred shall be one dollar eighty cents ($1.80) (the “Series E Original Issue Price”). Such dividends shall be payable only when, as and if declared by the Board and shall be non-cumulative.  Any Series Preferred converted into Common Stock shall receive any dividend payable on the Common Stock.

b.             So long as any (i) shares of Series E Preferred shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Junior Stock, nor shall any shares of any Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Junior Stock of the Company be purchased, redeemed, or otherwise acquired for value by the Company (except for acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares at or below cost upon termination of services to the Company until all dividends (set forth in Section 1(a) above and Section 1(d) below) on the Series E Preferred shall have been paid or declared and set apart, (ii) shares of Series D Preferred shall be outstanding (subject to clause (i) hereof), no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any Series A Preferred, Series B Preferred, Series C Preferred or Junior Stock, nor shall any shares of any Series A Preferred, Series B Preferred, Series C Preferred or Junior Stock of the Company be purchased, redeemed, or otherwise acquired for value by the Company (except for acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares at or below cost upon termination of services to the Company or in exercise of the Company’s right of first refusal upon a proposed transfer) until all dividends (set forth in Section 1(a) above and Section 1(d) below) on the Series E Preferred and the Series D Preferred shall have been paid or declared and set apart, (iii) shares of Series C Preferred shall be outstanding (subject to clauses (i) and (ii) hereof), no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any Series A Preferred, Series B Preferred or Junior Stock, nor shall any shares of any Series A Preferred, Series B Preferred or Junior Stock of the Company be purchased, redeemed, or otherwise acquired for value by the Company (except for acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares at or below cost upon termination of services to the Company or in exercise of the Company’s right of first refusal upon a proposed transfer) until all dividends (set forth in Section 1(a) above and Section 1(d) below) on the Series E Preferred, Series D Preferred and Series C Preferred shall have been paid or declared and set apart or (iv) shares of Series A Preferred or Series B Preferred shall be outstanding (subject to clauses (i), (ii) and (iii) hereof), no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any Junior Stock, nor shall any shares of Junior Stock of the Company be purchased, redeemed, or otherwise acquired for value by the Company (except for acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares at or below cost upon termination of services to the Company or in exercise of the Company’s right of first refusal upon a proposed transfer) until all dividends (set forth in Section 1(a) above and Section 1(d) below) on the Series Preferred shall have been paid or declared and set apart.  In the event dividends are paid on any share of Common Stock, an additional dividend shall be paid with respect to all outstanding shares of Series Preferred in an amount equal per share (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock.  The provisions of this Section 1(b) shall not, however, apply to (i) a dividend payable in Common Stock, (ii) the acquisition of shares of any Junior Stock in exchange for shares of any other Junior Stock, or (iii) any repurchase of any outstanding securities of the Company that is unanimously approved by the Board.

c.             Dividends on the Series Preferred shall be calculated on the basis of a 360-day year, consisting of twelve 30-day months, and the actual number of days elapsed in such period.

d.             Any partial payment of any dividend shall first be made ratably among the holders of Series E Preferred in proportion to the payment that each such holder is otherwise entitled to receive.  After payment in full of dividends on the Series E Preferred, any remaining partial payment shall be made ratably among the holders of Series D Preferred in proportion to the payment that each such holder is otherwise entitled to receive. After payment in full of dividends on the Series E Preferred and Series D Preferred, any remaining partial payment shall be made ratably among the holders of Series C Preferred in proportion to the payment that each such holder is otherwise entitled to receive. After payment in full of dividends on the Series E Preferred, Series D Preferred and Series C Preferred, any remaining partial payment shall be made ratably among the holders of Series A Preferred and Series B Preferred in proportion to the payment that each such holder is otherwise entitled to receive.

e.             All declared and unpaid dividends, if any, on the Series Preferred shall, (i) to the extent funds are legally available therefor, be paid no later than the earlier to occur of (A) the applicable dividend payment date as designated by the Board or (B) a liquidation pursuant to Section 3 below (provided that to the extent funds are not legally available therefor at any such time, such dividends shall be paid in Common Stock based on the then fair value of the Common Stock) or (ii) be delivered in accordance with Section 4 below upon a conversion thereof .

2.             Voting Rights.

a.             General Rights.  Each holder of shares of the Series Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series Preferred could be converted (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for any such stockholders’ meeting (or the effective date of any such written consent of stockholders in lieu of meeting) and shall have voting rights and powers equal to the voting rights and powers of the Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company. Except as otherwise provided herein or as required by law, the Series Preferred shall vote together with the Common Stock at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock.

b.             Separate Vote of Series Preferred.  For so long as any shares of Series Preferred (as adjusted for any stock dividends, combinations, subdivisions, splits, recapitalizations and the like with respect to such shares) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding Series Preferred, voting as a separate class and on an as converted basis, shall be necessary for the Company to effect or validate the following actions:

(i)            Any alteration or change to the designations, powers, rights, preferences or privileges of the Series Preferred;

(ii)           Subject to Section 1, any repurchase, redemption or acquisition (or payment into or setting aside for a sinking fund for such purpose) with respect to Junior Stock or Series Preferred (except for acquisitions of Common Stock by the Company permitted by Section 1 hereof);

(iii)         Any action that results in the payment or declaration of a dividend on any shares of Common Stock or Series Preferred other than the Series E Preferred as expressly authorized herein;

(iv)          Any authorization or any designation, whether by reclassification or otherwise, or any agreement or obligation for any authorization or designation, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking senior to or on parity with the Series E Preferred in right of redemption, liquidation preference, voting or dividends, or that otherwise materially adversely affects the designations, powers, rights, preferences or privileges of the Series Preferred, or any increase in the authorized or designated number of any such new class or series;

(v)            Any agreement by the Company regarding an Acquisition or an Asset Transfer (as defined in Section 3(d));

(vi)          Any recapitalization, reorganization, voluntary dissolution, liquidation or winding up of the Company;

(vii)         Any increase (or decrease, but only to the extent it adversely affects the rights of any Series Preferred under Sections 2(c)(i) or 2(c)(ii)) in the authorized number of members of the Company’s Board;

(viii)        Any acquisition of assets or equity securities of any entity other than in the ordinary course of business which, in itself or when aggregated with any other such acquisitions, is in excess of ten million dollars ($10,000,000);

(ix)          Any transaction or series of transactions that results in the Company incurring debt other than (i) trade payables and accrued expenses incurred in the ordinary course of business and (ii) other debt not in excess, at any point in time, of two million dollars ( two million dollars ($2,000,000) in the aggregate;

(x)           Any material transaction with any “affiliate” or “associate” (as such terms are defined under Rule 12b-2 of the Securities Exchange Act of 1934, as amended) of the Company, except as (A) expressly permitted by this Certificate of Incorporation, or (B) approved by the Board, excluding, solely for this purpose, any directors who are affiliates or associates of such affiliate or associate of the Company;

(xi)          Any authorization, issue or any designation of any new class or series of stock, including any increase in the authorized or designated number of existing shares of Series Preferred or Common Stock or any such new class or series of stock, or any other securities convertible into or exchangeable for Common Stock of the Company, other than stock issued (A) pursuant to one or more strategic alliances or pursuant to credit and equipment financing arrangements resulting in the issue of less than ten percent (10%) in the aggregate of the capital stock of the Company (on a fully diluted, as-converted basis) at the Original Issue Date (as defined below), (B) on conversion of any of the Preferred Stock, (C) on exercise of warrants outstanding as of the Original Issue Date, or (D) pursuant to an option plan approved by the Board;

(xii)         Any issuances of securities of any subsidiary of the Company other than issuances made to the Company; or

(xiii)       Any issuances of shares of Common Stock and/or options, warrants or other Common Stock purchase rights issued after the Original Issue Date to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary, pursuant to stock purchase or stock option plans or other arrangements in excess of nine million four hundred sixty thousand (9,460,000) shares (the “Option Plan Threshold”); provided, that without increasing the Option Plan Threshold, any shares that revert back or are otherwise available for reissuance in connection with the expiration or termination of any option shall be available for issuance by the Company and not require approval by the Series Preferred in accordance with this Section 2.b.

                                                                In addition to the foregoing, for so long as at least two million five hundred thousand (2,500,000) shares of Series D Preferred (as adjusted for any stock dividends, combinations, subdivisions, splits, recapitalizations and the like with respect to such shares) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of sixty percent (60%) of the outstanding Series D Preferred, voting as a separate series, shall be necessary for the Company to alter or amend the designations, powers, rights, preferences or privileges of the Series D Preferred.

c.             Election of Board of Directors.

(i)            For so long as at least five million (5,000,000) shares of Series D Preferred remain outstanding (as adjusted for any stock dividends, combinations, subdivisions, splits, recapitalizations and the like with respect to such shares), the holders of Series D Preferred, voting as a separate series, shall be entitled to elect two (2) members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.  At any meeting held for the purpose of electing directors at a time when the holders of shares of Series D Preferred are entitled to vote as a separate class for the election of directors, the presence in person or by proxy of the holders of a majority of the shares of Series D Preferred then outstanding shall constitute a quorum of shares of Series D Preferred for the election of the directors to be elected solely by the holders of shares of Series D Preferred.

(ii)           For so long as at least five million (5,000,000) shares of Series C Preferred remain outstanding (as adjusted for any stock dividends, combinations, subdivisions, splits, recapitalizations and the like with respect to such shares), the holders of Series C Preferred, voting as a separate series, shall be entitled to elect two (2) members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.  At any meeting held for the purpose of electing directors at a time when the holders of shares of Series C Preferred are entitled to vote as a separate class for the election of directors, the presence in person or by proxy of the holders of a majority of the shares of Series C Preferred then outstanding shall constitute a quorum of shares of Series C Preferred for the election of the directors to be elected solely by the holders of shares of Series C Preferred.

(iii)         The holders of Common Stock and Series Preferred, voting together as a single class on an as-if-converted basis, shall be entitled to elect all remaining members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

d.             Separate Voting Rights of Series E Preferred.  For so long as two million (2,000,000) shares of Series E Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Series E Preferred, voting as a separate class, shall be necessary for the Company to effect any changes to the rights, preferences, privileges, restrictions and other matters relating to the Series E Preferred set forth herein.

3.             Liquidation Rights.

a.             Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (together with those events described in Section 3(d), a “Liquidation Event”), before any distribution or payment is made to the holders of any other series of Preferred Stock or any Junior Stock, the holders of Series C Preferred, Series D Preferred and Series E Preferred (collectively, the “Senior Preferred”) then outstanding shall be entitled to be paid out of the assets of the Company legally available for distribution, or the consideration received in such transaction, an amount per share as follows: (i) with respect to each outstanding share of Series C Preferred, an amount per share equal to the Series C Original Issue Price (as adjusted for any stock dividends, combinations, subdivisions, splits, recapitalizations and the like with respect to the Series C Preferred) plus all declared and unpaid dividends on such shares of Series C Preferred, (ii) with respect to each outstanding share of Series D Preferred, an amount per share equal to the Series D Original Issue Price (as adjusted for any stock dividends, combinations, subdivisions, splits, recapitalizations and the like with respect to the Series D Preferred) plus all declared and unpaid dividends on such shares of Series D Preferred, and (iii) with respect to each outstanding share of Series E Preferred, an amount per share equal to the Series E Original Issue Price (as adjusted for any stock dividends, combinations, subdivisions, splits, recapitalizations and the like with respect to the Series E Preferred) plus all declared and unpaid dividends on such shares of Series E Preferred. If, upon any such Liquidation Event, the assets of the Company (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of the aforesaid respective liquidation preference amounts for each such series of Series Preferred, then such assets (or consideration) shall be distributed among the holders of the Senior Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled pursuant to this Section 3(a).

b.             Upon any Liquidation Event, after the payment of the respective full liquidation preferences of the Senior Preferred as set forth in Section 3(a) above and before any distribution or payment is made to the holders of any Junior Stock, the holders of Series A Preferred and Series B Preferred then outstanding shall be entitled to be paid out of the assets of the Company legally available for distribution, or the consideration received in such transaction, an amount per share as follows: (i) with respect to each outstanding share of Series A Preferred, an amount per share equal to the Series A Original Issue Price (as adjusted for any stock dividends, combinations, subdivisions, splits, recapitalizations and the like with respect to the Series A Preferred) plus all declared and unpaid dividends on such shares of Series A Preferred and (ii) with respect to each outstanding share of Series B Preferred, an amount per share equal to the Series B Original Issue Price (as adjusted for any stock dividends, combinations, subdivisions, splits, recapitalizations and the like with respect to the Series B Preferred) plus all declared and unpaid dividends on such shares of Series B Preferred. If, upon any such Liquidation Event, the assets of the Company (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of the Series A Preferred and Series B Preferred, then such assets (or consideration) shall be distributed among the holders of the Series A Preferred and Series B Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled pursuant to this Section 3(b).

c.             Upon any Liquidation Event, after the payment of the full liquidation preferences of the Series Preferred as set forth in Sections 3(a) and 3(b), the remaining assets of the Company legally available for distribution upon any Liquidation Event (or the remaining consideration received in such transaction), if any, shall be distributed to the holders of the Common Stock and the Senior Preferred at the time outstanding ratably based on the number of shares of Common Stock (held or deemed to be held by the Senior Preferred on an as converted basis) by each such holder.

d.             The following events shall also be considered a Liquidation Event under this Section 3:

(i)            Any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, business combination or tender offer, in which the stockholders of the Company, as constituted immediately prior to such consolidation, merger, reorganization, combination or tender offer, own less than fifty percent (50%) of the voting power of the Company or the surviving or acquiring entity or person immediately after such consolidation, merger, reorganization, combination or tender offer, or the closing of the transfer (whether by merger, consolidation or otherwise), in one  transaction or series of related transactions, to a person or group of affiliated persons (other than the underwriter of this Company’s securities), of securities of the Company if, after such closing, such person or group of affiliated persons would hold in excess of fifty percent (50%) of the Company’s voting power (an “Acquisition”); provided, that an Acquisition should not include (x) any consolidation or merger effected exclusively to change the domicile of the Company, or (y) any transaction or series of transactions principally for bona fide equity financing purposes, as approved pursuant to Section 2, and pursuant to which the holders of the Series Preferred have rights identical to those set forth herein.

(ii)           A sale or other disposition, lease or license of all or substantially all of the assets of the Company (an “Asset Transfer”).

e.             In any such Liquidation Event, if the consideration received by the Company is other than cash, its value will be deemed its fair market value as determined in good faith by the Board, including the unanimous approval of the directors and, if the Company receives a written request from the holders of thirty percent (30%) of the Series D Preferred or thirty-six percent (36%) of the Series E Preferred, the Board shall obtain an opinion from a nationally recognized financial advisor.  Any securities shall be valued as follows:

(i)            Securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:

(A)  If traded on a securities exchange, such as the NASDAQ Stock Market LLC, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty (30) day period ending three (3) days prior to the closing;

(B)  If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

(C)  If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the unanimous approval of the Board and, if the Company receives a written request from the holders of thirty percent (30%) of the Series D Preferred, the Board shall obtain an opinion from a nationally recognized financial advisor.

(ii)           The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i)(A), (B) or (C) to reflect the approximate fair market value thereof, as determined in good faith by the Board, including the unanimous approval of the directors and, if the Company receives a written request from the holders of thirty percent (30%) of the Series D Preferred, the Board shall obtain an opinion from a nationally recognized financial advisor.

f.              Notwithstanding anything to the contrary in this Section 3, upon any liquidation, dissolution or winding up of the Company, each holder of Series Preferred shall be entitled to receive, for each share of Series Preferred then held, the greater of (i) the amount of cash, securities or other property to which such holder would be entitled to receive in a liquidation pursuant to Section 3 hereof, or (ii) the amount of cash, securities or other property to which such holder would be entitled to receive in a liquidation pursuant to Section 3 hereof if such holder had converted such shares of Series Preferred into Common Stock immediately prior to such liquidation, dissolution or winding up of the Company.

g.             In the event the requirements of this Section 3 are not complied with, the Company shall forthwith either:

(i)            cause the closing of a Liquidation Event to be postponed until such time as the requirements of this Section 3 have been complied with; or

(ii)           cancel such Liquidation Event, in which event the rights, preferences and privileges of the holders of the Series Preferred shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 4(k) below.

4.             Conversion Rights.  The holders of the Series Preferred shall have the following rights with respect to the conversion of the Series Preferred into shares of Common Stock (the “Conversion Rights”):

a.             Optional Conversion.  Subject to and in compliance with the provisions of this Section 4, any shares of Series Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock.  The number of shares of Common Stock to which a holder of Series Preferred shall be entitled upon conversion shall be the product obtained by multiplying the applicable “Series Preferred Conversion Rate” then in effect (determined as provided in Section 4(b)) by the number of shares of Series Preferred being converted.

b.             Series Preferred Conversion Rate.  The conversion rate in effect at any time for conversion of the Series A Preferred (the “Series A Conversion Rate”) shall be the quotient obtained by dividing the Series A Original Issue Price (as adjusted for any stock dividends, combinations, subdivisions, splits, recapitalizations and the like with respect to such shares) by the “Series A Conversion Price,” calculated as provided in Section 4(c).  The conversion rate in effect at any time for conversion of the Series B Preferred (the “Series B Conversion Rate”) shall be the quotient obtained by dividing the Series B Original Issue Price (as adjusted for any stock dividends, combinations, subdivisions, splits, recapitalizations and the like with respect to such shares) by the “Series B Conversion Price,” calculated as provided in Section 4(c).  The conversion rate in effect at any time for conversion of the Series C Preferred (the “Series C Conversion Rate”) shall be the quotient obtained by dividing the Series C Original Issue Price (as adjusted for any stock dividends, combinations, subdivisions, splits, recapitalizations and the like with respect to such shares) by the “Series C Conversion Price,” calculated as provided in Section 4(c).  The conversion rate in effect at any time for conversion of the Series D Preferred (the “Series D Conversion Rate”) shall be the quotient obtained by dividing the Series D Original Issue Price (as adjusted for any stock dividends, combinations, subdivisions, splits, recapitalizations and the like with respect to such shares) by the “Series D Conversion Price,” calculated as provided in Section 4(c).  The conversion rate in effect at any time for conversion of the Series E Preferred (the “Series E Conversion Rate”) shall be the quotient obtained by dividing the Series E Original Issue Price (as adjusted for any stock dividends, combinations, subdivisions, splits, recapitalizations and the like with respect to such shares) by the “Series E Conversion Price,” calculated as provided in Section 4(c). Such “Series A Conversion Rate,” “Series B Conversion Rate,” “Series C Conversion Rate,” “Series D Conversion Rate” and “Series E Conversion Rate,” as the case may be, shall be referred to as the “Series Preferred Conversion Rate.”

c.             Conversion Price.  As of the Original Issue Date (as hereinafter defined), the conversion price for the Series A Preferred shall be the Series A Original Issue Price (the “Series A Conversion Price”).  As of the Original Issue Date, the conversion price for the Series B Preferred shall be $1.8925 (the “Series B Conversion Price”).  As of the Original Issue Date, the conversion price for the Series C Preferred shall be the Series C Original Issue Price (the “Series C Conversion Price”).  As of the Original Issue Date, the conversion price for the Series D Preferred shall initially be the Series D Original Issue Price (the “Series D Conversion Price”).  As of the Original Issue Date, the conversion price for the Series E Preferred shall initially be the Series E Original Issue Price (the “Series E Conversion Price”). Such initial Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price and Series E Conversion Price, as the case may be, shall be referred to as the “Series Preferred Conversion Price” and shall be adjusted from time to time in accordance with this Section 4.  All references to the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, Series E Conversion Price and  Series Preferred Conversion Price herein at any date shall mean the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, Series E Conversion Price and Series Preferred Conversion Price, respectively, as so adjusted as of such date.

d.             Mechanics of Conversion.  Each holder of Series Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 4 shall surrender the certificate or certificates therefor (or if such holder shall notify the Company or its transfer agent that such certificates have been lost, stolen or destroyed, a lost certificate affidavit and indemnity agreement reasonably acceptable to the Company), duly endorsed, at the office of the Company or any transfer agent for the Series Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same.  Such notice shall state the number of shares of Series Preferred being converted.  Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled, together with cash in lieu of any fraction of a share and as payment for any declared and unpaid dividends on the shares of Series Preferred being converted.  Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates (or lost certificate affidavit and indemnity agreement, if necessary) representing the shares of Series Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

e.             Adjustment for Stock Splits and Combinations.  If the Company shall at any time or from time to time after the date that the first share of Series E Preferred is issued (the “Original Issue Date”) effect a subdivision of the outstanding Common Stock, the applicable Series Preferred Conversion Price in effect immediately before that subdivision shall be proportionately decreased, so that the holder of any share of Series Preferred thereafter surrendered for conversion shall be entitled to receive (in lieu of the number of shares of Common Stock that the holders would otherwise have been entitled to receive) the number of shares of Common Stock or other securities of the Company that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of Series Preferred been converted immediately prior to the occurrence of such event.  Conversely, if the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares, the applicable Series Preferred Conversion Price in effect immediately before the combination shall be proportionately increased, so that the holder of any share of Series Preferred thereafter surrendered for conversion shall be entitled to receive (in lieu of the number of shares of Common Stock that the holders would otherwise have been entitled to receive) the number of shares of Common Stock or other securities of the Company that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of Series Preferred been converted immediately prior to the occurrence of such event.  Any adjustment under this Section 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

f.              Adjustment for Common Stock Dividends and Other Distributions.

(A)  If the Company at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Series Preferred Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Series Preferred Conversion Price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series Preferred Conversion Price shall be adjusted pursuant to this Section 4(f) to reflect the actual payment of such dividend or distribution.

(B)  If the Company shall at any time or from time to time, distribute to any holders of shares of Common Stock (including any such distribution made in connection with a merger or consolidation in which the Corporation is the resulting or surviving Person and the Common Stock is not changed or exchanged) cash, evidence of indebtedness of the Company or another issuer, securities of the Company (other than Common Stock) or another issuer or other assets (excluding cash dividends in which holders of shares of Series Preferred participate in the manner provided in Section 1 above and dividends payable in shares of Common Stock for which adjustment is made under paragraph (A) above) or rights or warrants to subscribe for or purchase of any of the foregoing, then, and in each such case, the applicable Series Preferred Conversion Price, then in effect shall be decreased (and any other appropriate actions shall be taken by the Company) by multiplying each such Series Preferred Conversion Price in effect immediately prior to the date of such distribution by a fraction (x) the numerator of which shall be the fair market value (as determined in good faith by the Board) of the Common Stock immediately prior to the date of distribution less the fair market value (as determined in good faith by the Board) of the portion of the cash, evidences of indebtedness, securities or other assets so distributed or of such rights or warrants applicable to one share of Common Stock and (y) the denominator of which shall be the fair market value (as determined in good faith by the Board) of the

Common Stock immediately prior to the date of distribution (but such fraction shall not be greater than one).  Such adjustment shall be made whenever any such distribution is made and shall become effective retroactively to a date immediately following the close of business on the record date for the determination of stockholders entitled to receive such distribution.

g.             Adjustment for Reclassification, Exchange and Substitution.  If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section 3(d) or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), in any such event, the applicable Series Preferred Conversion Price then in effect shall, concurrently with the effectiveness of such recapitalization or reclassification, be adjusted so that each holder of Series Preferred shall thereafter be entitled to receive upon conversion of the Series Preferred, the kind and amount of stock or other securities and property receivable upon such recapitalization, reclassification or other change, which such holder of Series Preferred would have owned or would have been entitled to receive upon or by reason of such recapitalization, reclassification or other change, had such share of Series Preferred been converted to Common Stock immediately prior to the occurrence of such event.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series Preferred after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the Series Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Series Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

h.             Adjustment for Reorganizations, Mergers, Consolidations or Sales of Assets.  If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock (other than an Acquisition or Asset Transfer as defined in Section 3(d) or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4), as a part of such capital reorganization, provisions shall be made so that the applicable Series Preferred Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization, be adjusted so that the holders of the Series Preferred shall thereafter be entitled to receive upon conversion of the Series Preferred the kind and amount of stock or other securities and property receivable upon such reorganization, which such holder of Series Preferred would have owned or would have been entitled to receive upon or by reason of such reorganization had such shares of Series Preferred been converted to Common Stock immediately prior to such event.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series Preferred after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the Series Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Series Preferred) shall be applicable after that event and be as nearly equivalent as practicable.  Compliance with this Section 4(h) shall be a condition for any capital reorganization or reclassification.

i.              Adjustment for Sale of Shares Below Series Preferred Conversion Price.

(i)            If at any time or from time to time after the Original Issue Date, the Company issues or sells, or is deemed by the express provisions of this Section 4(i) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as provided in Section 4(f), 4(g) or 4(h) above, for an Effective Price (as defined below) less than the then effective Series C Conversion Price, Series D Conversion Price, or Series E Conversion Price (a “Qualifying Dilutive Issuance”), then and in each such case, the then existing Series C Conversion Price, Series D Conversion Price or Series E Conversion Price, as the case may be, shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Series C Conversion Price, Series D Conversion Price or Series E Conversion Price, as the case may be, in effect immediately prior to such issuance or sale by a fraction:

(A)  the numerator of which shall be (A) the number of shares of Series Preferred deemed outstanding (as determined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the Aggregate Consideration (as defined below) received or deemed received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such then-existing Series Preferred Conversion Price, and

(B)  the denominator of which shall be the number of shares of Series Preferred deemed outstanding (as determined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued.

                For the purposes of the preceding sentence, the number of shares of Series Preferred deemed to be outstanding as of a given date shall be the number of shares of Common Stock into which the then outstanding shares of Series Preferred could be converted if fully converted on the day immediately preceding the given date.

(ii)           No adjustment shall be made to the Series Preferred Conversion Price in an amount less than one cent per share.  Any adjustment otherwise required by this Section 4(i) that is not required to be made due to the preceding sentence shall be included in any subsequent adjustment to the Series Preferred Conversion Price. For the avoidance of doubt, no adjustment shall be made to the Series B Conversion Price under this Section 4(i) in connection with the issuance of 17,000,000 shares of Series E Preferred (or the issuance of Common Stock upon the conversion of such shares of Series E Preferred). For the purpose of making any adjustment required under this Section 4(i), the aggregate consideration received by the Company for any issue or sale of securities (the “Aggregate Consideration”) shall be defined as: (A) to the extent it consists of cash, be computed at the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(iii)         For the purpose of the adjustment required under this Section 4(i), if the Company issues or sells (x) Preferred Stock or other stock, options, warrants, purchase rights or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) or (y) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than the Series Preferred Conversion Price, in each case, the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities plus:

(A)  in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options; and

(B)  in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided, that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

(iv)          If the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided, further, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities, provided, that such recalculation shall not apply to prior conversions of Series Preferred.

(v)            No further adjustment of the Series Preferred Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities.  If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Series Preferred Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Series Preferred Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities; provided, that such readjustment shall not apply to prior conversions of Series Preferred.

(vi)          For the purpose of making any adjustment to the Conversion Price of the Series Preferred required under this Section 4(i), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(i) (including shares of Common Stock subsequently reacquired or retired by the Company), other than:

(A)  shares of Common Stock issued upon conversion of the Series Preferred;

(B)  Nine million four hundred sixty thousand (9,460,000) shares of Common Stock and/or options, warrants or other Common Stock purchase rights (the “Plan Shares”), and the Common Stock issued pursuant to such options, warrants or other rights (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) issued after the Original Issue Date to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary, pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board; provided, that without increasing the Plan Shares, any shares that revert back or are otherwise available for reissuance in connection with the expiration or termination of any option shall be available for issuance by the Company and will not be considered Additional Shares of Common Stock;

(C)  shares of Common Stock issued pursuant to the exercise of Convertible Securities outstanding as of the Original Issue Date;

(D)  shares of Common Stock or Convertible Securities issued for consideration pursuant to a merger, consolidation, acquisition, or similar business combination, in each case, if approved by the Board;

(E)   any equity securities issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement, or debt financing from a bank or similar financial or lending institution, in each case if approved by the Board;

(F)   any equity securities issued in connection with strategic transactions involving the Company and other entities, including (i) joint ventures, manufacturing, marketing or distribution arrangements or (ii) technology transfer or development arrangements; provided, that the issuance of shares therein has been approved by the Board; and

(G)  any Equity Securities that are issued by the Company pursuant to a registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), that results in the conversion of all Preferred Stock into Common Stock.

References to Common Stock in the subsections of this clause (vi) above shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(i).  The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 4(i), into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under this Section 4(i), for such Additional Shares of Common Stock.  In the event that the number of shares of Additional Shares of Common Stock or the Effective Price cannot be ascertained at the time of issuance, the Board shall in good faith determine the maximum number of Additional Shares of Common Stock and the minimum amount of consideration, subject to adjustment under Section 4(v).

(vii)         In the event that the Company issues or sells, or is deemed to have issued or sold, Additional shares of Common Stock in a Qualifying Dilutive Issuance (the “First Dilutive Issuance”), then in the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance other than the First Dilutive Issuance as a part of the same transaction or series of related transactions as the First Dilutive Issuance, and such issuance occurs within a period of no more than 30 days from the date of the First Dilutive Issuance (a “Subsequent Dilutive Issuance”), then and in each such case upon a Subsequent Dilutive Issuance the Series Preferred Conversion Price shall be reduced to the Series Preferred Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

j.              Certificate of Adjustment.  In each case of an adjustment or readjustment of the Series Preferred Conversion Price for the number of shares of Common Stock or other securities or property issuable upon conversion of the Series Preferred, if the Series Preferred is then convertible pursuant to this Section 4, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall then promptly mail such certificate, by first class mail, postage prepaid, to each registered holder of Series Preferred at the holder’s address as shown in the Company’s books.  The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the Series Preferred Conversion Price at the time in effect, and (ii) the type and amount, if any, of other property which at the time would be received upon conversion of the Series Preferred.

k.            Notices of Record Date.  Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 3(d)) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 3(d)), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series Preferred at least twenty (20) days prior to the record date specified therein (or such shorter period approved by the holders of a majority of the outstanding Series Preferred) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, recapitalization, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, recapitalization, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

l.              Automatic Conversion.

(i)            Each share of Series Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Series Preferred Conversion Price, immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act, covering the offer and sale of Common Stock for the account of the Company in which (i) the aggregate valuation of the Company at the time of the offering (based on the per share price to the public in the registration statement multiplied by the outstanding shares on a fully-diluted basis) is equal to or greater than two hundred million dollars ($200,000,000) (ii) the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least forty million dollars ($40,000,000), and (iii) the Common Stock is to be listed for trading on either the New York Stock Exchange or the NASDAQ Stock Market LLC.  Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

(ii)           Upon the occurrence of the event specified in paragraph (i) above, the applicable outstanding shares of Series Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with the replacement of such certificates.  Upon the occurrence of such automatic conversion of the Series Preferred, all holders of the Series Preferred shall be given notice of the automatic conversion pursuant to this Section 4(l), including the effective date on which such action took place and the then effective Series Preferred Conversion Price. Upon receipt of such notice, the holders of Series Preferred shall surrender the certificates (or lost certificate agreement) representing such shares at the office of the Company or any transfer agent for the Series Preferred.  Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).   If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act or the closing of any other specified transaction, the conversion may, at the option of any holder tendering Series Preferred for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering or the closing of such transactions, in which event the persons entitled to receive the Common Stock upon conversion of the Series Preferred shall not be deemed to have converted such Series Preferred until immediately prior to the closing of such sale of securities or such other event.

m.            Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of Series Preferred.  All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.  If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock’s fair market value (as determined by the Board) on the date of conversion.

n.             Reservation of Stock Issuable Upon Conversion.  The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred.  If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred, in addition to such other remedies as shall be available to the holder of such Series Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including without limitation, engaging in commercially reasonable efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.  Before taking any action which would cause an adjustment reducing any Series Preferred Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series Preferred, the Company will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Series Preferred Conversion Price.

o.             Notices.  Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile as provided for under applicable sections of the DGCL, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, provided, that this clause (iii) shall only apply if the notice is being sent to an address within the United States, or (iv) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

p.             Payment of Taxes.  The Company will pay all taxes (other than income taxes) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred so converted were registered.

q.             No Dilution or Impairment.  Without the appropriate vote of its stockholders in accordance with the DGCL or Section (2)(b) of this Article IV, the Company shall not amend its Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or take any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect all of the rights of the holders of the Series Preferred, including the conversion rights of the holders of the Series Preferred against dilution or other impairment.

5.             No Reissuance of Series Preferred.  No share or shares of Series Preferred acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued; and in addition, this Certificate of Incorporation shall be appropriately amended to effect the corresponding reduction in the Company’s authorized stock.

6.             No Redemption.  The Series Preferred shall not be redeemed or subject to redemption, whether at the option of the Company or any holder thereof, or otherwise.

V.

A.            The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law.  If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated to the fullest extent permitted by the DGCL, as so amended.

B.            The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the General Corporation Law of California) for breach of duty to the Corporation and its stockholders through bylaw provisions or through agreements with agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the General Corporation Law of California, subject, at any time or times that the Corporation is subject to Section 2115(b) of the General Corporation Law of California, to the limits on such excess indemnification set forth in Section 204 of the General Corporation Law of California. If, after the effective date of this Certificate of Incorporation, California law is amended in a manner which permits a corporation to limit the monetary or other liability of its directors or to authorize indemnification of, or advancement of such defense expenses to, its directors or other persons, in any such case to a greater extent than is permitted on such effective date, the references in this Article to “California law” shall to that extent be deemed to refer to California law as so amended.

C.            Any repeal or modification of this Article V shall only be prospective and shall not effect the rights under this Article in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

VI.

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A.            The management of the business and the conduct of the affairs of the Corporation shall be vested in the Board.  The number of directors which shall constitute the whole Board shall be fixed by the Board in the manner provided in the Bylaws, subject to any restrictions that may be set forth in this Certificate of Incorporation.

B.            The Board may from time to time make, amend, supplement or repeal the Bylaws; provided, however, that the stockholders may change or repeal any Bylaw adopted by the Board by the affirmative vote of the percentage of holders of capital stock as provided therein; and, provided further, that no amendment or supplement to the Bylaws adopted by the Board shall vary or conflict with any amendment or supplement thus adopted by the stockholders.

C.            The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

VII.

                The name and the mailing address of the Sole Incorporator is as follows:

David Nagler

ARYx Therapeutics

6300 Dumbarton Circle

Fremont, CA 94555

* * * * * *

                IN WITNESS WHEREOF, this Certificate has been subscribed this 6 day of August, 2007 by the undersigned who affirms that the statements made herein are true and correct.

/s/ David Nagler
DAVID NAGLER